UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 12, 2016

ACHAOGEN, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36323	68-0533693
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
7000 Shoreline Court, Suite 371
South San Francisco, CA 94080
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (650) 800-3636

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On August 12, 2016, Achaogen, Inc. (the “Company”) entered into a new Lease (the “Lease”) with AP3-SF2 CT South, LLC, a Delaware limited liability company (the “Landlord”), to lease approximately 47,118 square feet of office, laboratory and research and development space located at One Tower Place, South San Francisco, California 94080 (the “Premises”) for the Company’s new principal executive offices. The Company currently leases its principal executive offices, laboratory and research and development space located at 7000 Shoreline Court Suite 371, South San Francisco, California 94080 from ARE-San Francisco No. 17, LLC, a Delaware limited liability company, pursuant to an amended and restated lease agreement dated December 29, 2010, as amended (the “Existing Lease”). The Existing Lease terminates on April 14, 2017.
The Lease commences on the earlier of (i) the date the Company commences business operation in the Premises and (ii) the date the Premises are ready for occupation by the Company following the Landlord’s substantial completion of certain improvements required under the Lease, which is anticipated to occur on or about March 3, 2017 (the “Lease Commencement Date”). The Lease terminates approximately 10 years and six months after the Lease Commencement Date (the “Lease Term”), unless terminated earlier. The Company has an option to extend the Lease Term for an additional five years (the “Option Term”) upon written notice to the Landlord.
Base rent for the first year of the Lease Term is approximately $2.7 million, with an increase in annual base rent of approximately 3.5% in each subsequent year of the Lease Term. The Lease also provides for rent abatement of approximately $1.8 million for the first year of the Lease Term. The Lease provides for annual base rent during the Option Term to be calculated based on fair market rental rate as determined in the Lease.
The Lease further provides that the Company is to pay as additional rent the operating expenses, including insurance and maintenance expenses, taxes and utilities costs associated with the Lease and the Premises, including the land, the building and the common areas, calculated by the square footage of the Premises as a proportion of the total rentable space in the building, as determined in the Lease.
The Company will be entitled to a one-time improvement allowance of approximately $5.7 million for costs of the design, permitting and construction of improvements. The Company will also be entitled, at its election, to an additional improvements allowance of approximately $0.9 million (the “Additional Allowance”). In the event the Company elects to use all or any portion of the Additional Allowance, the base rent will be increased as calculated in the Lease.
The Company has obtained a standby letter of credit in the amount of $250,000, which may be drawn down by the Landlord upon the occurrence of certain events under the Lease including the Company’s failure to pay amounts due under the Lease within the applicable notice and cure periods, the Company’s voluntary or involuntary bankruptcy, receivership or conservatorship.
The foregoing description of the material terms of the Lease does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the Lease which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2016.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
(a)    Creation of a Direct Financial Obligation.
The disclosure included in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 18, 2016	ACHAOGEN, INC.
	By:	/s/ Tobin Schilke
Tobin Schilke
Chief Financial Officer